Exhibit 99.1

Sisecam Resources LP Announces Anticipated Closing Date of Merger, Intention to Delist Its
Common Units and Cash Distribution

ATLANTA--(BUSINESS WIRE)--Sisecam Resources LP (the “Partnership”) (NYSE: SIRE) announced today that it notified the New York Stock Exchange (“NYSE”) of the anticipated closing date of the previously-announced merger transaction (“Merger”) contemplated by the Agreement and Plan of Merger, dated as of February 1, 2023 (“Merger Agreement”), pursuant to which Sisecam Chemicals Wyoming LLC (“Purchaser”), a wholly owned subsidiary of Sisecam Chemicals Resources LLC (“Parent”) will acquire all of the outstanding common units of the Partnership not already owned by Parent and its affiliates. The Partnership anticipates that the Merger will close on or about May 26, 2023 or such later date that the Partnership’s units cease trading on the NYSE (“Closing Date”).

Upon the closing of the Merger on the terms and conditions set forth in the Merger Agreement, unitholders will be entitled to receive the merger consideration as set forth in the Merger Agreement.  Following completion of the Merger, the Partnership will be a wholly-owned subsidiary of the Purchaser and the general partner of the Partnership, and the common units of the Partnership will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934.

In connection with the closing of the Merger, the board of directors of the general partner of the Partnership unanimously approved a distribution adjusted pro rata for the quarter of $0.50 per unit payable on the Closing Date to unitholders of record at the close of business on May 25, 2023 or, if later, such date that immediately precedes the Closing Date. Unitholders of record must hold their units through the Closing Date to receive the pro-rated quarterly distribution.

ABOUT SISECAM RESOURCES LP

Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming LLC, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Partnership’s filings with the United States Securities and Exchange Commission. The Partnership undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Qualified Notice

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contacts
Sisecam Resources LP
Investor Relations
M. Nedim Kulaksizoglu
Chief Financial Officer
(770) 375-2321
NKULAKSIZOGLU@sisecam.com